SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No.1)*

                              GEOWORKS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   373692 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]    Rule 13d-1(b)
         [ X ]    Rule 13d-1(c)
         [   ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 19 Pages
                        Exhibit Index Contained on Page 1

-----------------------------------------------------------                 --------------------------------------------------
USIP NO. 373692 10 2                                            13D         Page 2 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)              (b) X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                                  0 shares
            OWNED BY EACH               --------- ----------------------------------------------------------------------------
              REPORTING                    7      SOLE DISPOSITIVE POWER              -0-
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      8      SHARED DISPOSITIVE POWER
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                            [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 3 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)              (b) X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                                  0 shares
            OWNED BY EACH               --------- ----------------------------------------------------------------------------
              REPORTING                    7      SOLE DISPOSITIVE POWER              -0-
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      8      SHARED DISPOSITIVE POWER
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                            [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 4 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management V, LLC ("ICM5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)              (b )   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                                  350,312 shares, which are directly owned by Integral Capital
            OWNED BY EACH                                  Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     7      SOLE DISPOSITIVE POWER              -0-
                 WITH                   --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              350,312 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.59%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!



-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 5 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP Management V, LLC ("ICP Management 5")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)              (b )   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                                  5,244 shares, which are directly owned by Integral Capital
            OWNED BY EACH                                  Partners V Side Fund, L.P. ("ICP5 Side Fund").   ICP Management 5
              REPORTING                                    is the general partner of ICP5 Side Fund.
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                5,244 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.024%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 6 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a)            (b)    X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                                  0 shares
            OWNED BY EACH               --------- ----------------------------------------------------------------------------
              REPORTING                    7      SOLE DISPOSITIVE POWER              -0-
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      8      SHARED DISPOSITIVE POWER
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!




-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 7 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)             (b)  X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                                  0 shares
            OWNED BY EACH               --------- ----------------------------------------------------------------------------
              REPORTING                    7      SOLE DISPOSITIVE POWER              -0-
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      8      SHARED DISPOSITIVE POWER
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                            [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!



-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 8 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V, L.P. ("ICP5")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)              (b )   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                                  350,312 shares, which are directly owned by Integral Capital
            OWNED BY EACH                                  Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     7      SOLE DISPOSITIVE POWER              -0-
                 WITH                   --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              350,312 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.59%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 9 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund)
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)              (b )   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
--------------------------------------- --------- ----------------------------------------------------------------------------
                NUMBER                     5      SOLE VOTING POWER                   -0-
                  OF                    --------- ----------------------------------------------------------------------------
                SHARES                     6      SHARED VOTING POWER
             BENEFICIALLY                         5,244 shares,  which are directly  owned by ICP5 Side Fund. ICP
            OWNED BY EACH                         Management  5 is the  general  partner of ICP5 Side Fund.
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     7      SOLE DISPOSITIVE POWER              -0-
                 WITH                   --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                5,244 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.024%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------


                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                                 Page 10 of 19 Pages

ITEM 1(a).        NAME OF ISSUER:
                  --------------

                  Geoworks Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------

                  960 Atlantic Avenue
                  Alameda, CA  94501

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:
                           -----------------------------------------------------

                  This statement is being filed by Integral  Capital  Management
IV,  LLC,  a Delaware  limited  liability  company  ("ICM4"),  Integral  Capital
Partners  NBT,  LLC, a Delaware  limited  liability  company  ("Integral  NBT"),
Integral  Capital  Management  V, LLC,  a  Delaware  limited  liability  company
("ICM5"),  and ICP Management V, LLC, a Delaware limited liability company ("ICP
Management 5"). The principal  business address of ICM4,  Integral NBT, ICM5 and
ICP Management 5 is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). ICM5 is the general partner of Integral Capital
Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership ("ICP5 Side Fund"). With respect to ICM4, Integral NBT, ICM5 and ICP Management 5, this statement relates only to ICM4's, Integral NBT's, ICM5's and ICP Management 5's indirect, beneficial ownership of shares of Common
Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP4, Side
Fund,  ICP5 and ICP5 Side  Fund,  and none of ICM4,  Integral  NBT,  ICM5 or ICP
Management 5 directly or otherwise hold any Shares. Management of the business affairs of ICM4, Integral NBT, ICM5, and ICP Management 5, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM 4, Integral NBT, ICM5 and ICP Management 5, respectively, such that no single general partner of ICM4, Integral NBT, ICM5, or ICP Management 5 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  ----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  ------------

                  373692 10 2




                                                                                                                 Page 11 of 19 Pages


ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [    ]   Broker or dealer registered under Section 15 of the Exchange Act.
         (b)      [    ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)      [    ]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d)      [    ]   Investment company registered under Section 8 of the Investment Company Act.
         (e)      [    ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
         (f)      [    ]   An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)      [    ]   A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)      [    ]   A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i)      [    ]   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                           Investment Company Act;
         (j)      [    ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ].

ITEM 4.  OWNERSHIP.
         ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management IV, LLC ("ICM4")

                  (a)      Amount Beneficially Owned:  -0-
                  (b)      Percent of Class: 0%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: -0-
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: -0-




                                                                                                                 Page 12 of 19 Pages

         B.       Integral Capital Partners NBT, LLC ("Integral NBT")
                  ---------------------------------------------------

                  (a)      Amount Beneficially Owned:  -0-
                  (b)      Percent of Class:  0%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  -0-
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  -0-

         C.       Integral Capital Management V, LLC ("ICM5")

                  (a)      Amount Beneficially Owned:  350,312
                  (b)      Percent of Class:  1.59%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 350,312
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 350,312

         D.       ICP Management V, LLC ("ICP Management 5")
                  ------------------------------------------

                  (a)      Amount Beneficially Owned:  5,244
                  (b)      Percent of Class: 0.024%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 5,244
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 5,244

         E.       Integral Capital Partners IV, L.P.

                  (a)      Amount Beneficially Owned:  -0-
                  (b)      Percent of Class: 0%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: -0-
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: -0-



                                                                                                                 Page 13 of 19 Pages

         F.       Integral Capital Partners IV MS Side Fund, L.P.
                  -----------------------------------------------

                  (a)      Amount Beneficially Owned:  -0-
                  (b)      Percent of Class:  0%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: -0-
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.       Shared power to dispose or to direct the disposition: -0-

         G.       Integral Capital Partners V, L.P. ("ICP5")

                  (a)      Amount Beneficially Owned:  350,312
                  (b)      Percent of Class:  1.59%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 350,312
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 350,312

         H.       Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund")
                  --------------------------------------------------------------

                  (a)      Amount Beneficially Owned:  5,244
                  (b)      Percent of Class: 0.024%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 5,244
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.       Shared power to dispose or to direct the disposition: 5,244

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         --------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

         Not applicable.


                                                                                                                 Page 14 of 19 Pages

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         ---------------------------------------------------------------------------------------------------------------
         HOLDING COMPANY.
         ---------------

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.
         --------------------------------------------------------

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

         Not applicable.

ITEM 10. CERTIFICATION.
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                                            INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                            By         /s/ Pamela K. Hagenah
                                               -----------------------------
                                                     Pamela K. Hagenah
                                                     a Manager



                                                                                                                 Page 15 of 19 Pages

                                            INTEGRAL CAPITAL PARTNERS NBT, LLC


                                            By         /s/ Pamela K. Hagenah
                                               -----------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                            INTEGRAL CAPITAL MANAGEMENT V, LLC


                                            By         /s/ Pamela K. Hagenah
                                               -----------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                            ICP MANAGEMENT V, LLC



                                            By         /s/ Pamela K. Hagenah
                                               -----------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                            INTEGRAL CAPITAL PARTNERS IV, L.P.

                                            By Integral Capital Management IV, LLC,
                                            its General Partner


                                            By         /s/ Pamela K. Hagenah
                                               -----------------------------
                                                      Pamela K. Hagenah
                                                      a Manager

                                            INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                                            By Integral Capital Partners NBT, LLC
                                            its General Partner


                                            By         /s/ Pamela K. Hagenah
                                               -----------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                                                                                                 Page 16 of 19 Pages

                                            INTEGRAL CAPITAL PARTNERS V, L.P.

                                            By Integral Capital Management V, LLC,
                                            its General Partner


                                            By         /s/ Pamela K. Hagenah
                                               -----------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                            INTEGRAL CAPITAL PARTNERS V SIDE
                                            FUND, L.P.

                                            By ICP Management V, LLC,
                                            its General Partner


                                            By         /s/ Pamela K. Hagenah
                                               -----------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                                             Page 17 of 19 Pages

                                  EXHIBIT INDEX

                                                                  Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:        Agreement of Joint Filing                           18

                                                             Page 18 of 19 Pages

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated February 14, 2001 containing the information required by Schedule 13G, for the 355,556 Shares of capital stock of Geoworks Corporation held by Integral Capital Partners IV, L.P., a Delaware limited partnership, Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V, L.P., a Delaware limited partnership, and Integral Capital Partners V Side Fund, L.P.

Date:  February 14, 2001
                                        INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                        By         /s/ Pamela K. Hagenah
                                           ---------------------------------
                                                 Pamela K. Hagenah
                                                 a Manager

                                        INTEGRAL CAPITAL PARTNERS NBT, LLC


                                        By         /s/ Pamela K. Hagenah
                                           ---------------------------------
                                                 Pamela K. Hagenah
                                                 a Manager

                                        INTEGRAL CAPITAL MANAGEMENT V, LLC


                                        By         /s/ Pamela K. Hagenah
                                           ---------------------------------
                                                 Pamela K. Hagenah
                                                 a Manager

                                        ICP MANAGEMENT V, LLC


                                        By         /s/ Pamela K. Hagenah
                                           ---------------------------------
                                                 Pamela K. Hagenah
                                                 a Manager

                                                             Page 19 of 19 Pages

                                        INTEGRAL CAPITAL PARTNERS IV, L.P.

                                        By Integral Capital Management IV, LLC,
                                        its General Partner


                                        By         /s/ Pamela K. Hagenah
                                           ---------------------------------
                                                 Pamela K. Hagenah
                                                 a Manager

                                        INTEGRAL CAPITAL PARTNERS IV
                                        MS SIDE FUND, L.P.

                                        By Integral Capital Partners NBT,
                                        LLC, its General Partner


                                        By         /s/ Pamela K. Hagenah
                                           ---------------------------------
                                                 Pamela K. Hagenah
                                                 a Manager

                                        INTEGRAL CAPITAL PARTNERS V, L.P.

                                        By Integral Capital Management V, LLC,
                                        its General Partner


                                        By         /s/ Pamela K. Hagenah
                                           ---------------------------------
                                                 Pamela K. Hagenah
                                                 a Manager

                                        INTEGRAL CAPITAL PARTNERS V SIDE
                                        FUND, L.P.

                                        By ICP Management V, LLC,
                                        its General Partner


                                        By         /s/ Pamela K. Hagenah
                                           ---------------------------------
                                                 Pamela K. Hagenah
                                                 a Manager